                                                                       Exhibit 2

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                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 31, 1999

                                     among

                              YORKSHIRE WATER PLC

                           WATERMAN ACQUISITION CORP.

                                      and

                                AQUARION COMPANY


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

                               TABLE OF CONTENTS

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                                                                            ----

ARTICLE I

 THE MERGER ...............................................................   1
    1.1 The Merger........................................................    1
    1.2 Closing...........................................................    1
    1.3 Effective Time....................................................    1
    1.4 Effects of the Merger ............................................    2
    1.5 Certificate of Incorporation......................................    2
    1.6 By-Laws ..........................................................    2
    1.7 Officers and Directors of Surviving Corporation ..................    2
    1.8 Effect on Capital Stock ..........................................    2
    1.9 Further Assurances................................................    3

ARTICLE II

 EXCHANGE OF CERTIFICATES .................................................   3
    2.1 Exchange Fund ....................................................    3
    2.2 Exchange Procedures ..............................................    3
    2.3 No Further Ownership Rights in Aquarion Common Stock..............    3
    2.4 Termination of Exchange Fund......................................    4
    2.5 No Liability......................................................    4
    2.6 Investment of the Exchange Fund ..................................    4
    2.7 Lost Certificates ................................................    4
    2.8 Withholding Rights................................................    4
    2.9 Stock Transfer Books..............................................    4

ARTICLE III

 REPRESENTATIONS AND WARRANTIES ...........................................   5
    3.1 Representations and Warranties of Aquarion........................    5
        (a) Organization, Standing and Power .............................    5
        (b) Capital Structure.............................................    5
        (c) Authority; No Violations .....................................    6
        (d) Reports and Financial Statements .............................    7
        (e) Absence of Liabilities .......................................    8
        (f) Compliance ...................................................    8
        (g) Environmental Matters.........................................    8
        (h) Employee Benefit Plans; ERISA.................................   10
        (i) Absence of Certain Changes or Events .........................   11
        (j) Year 2000.....................................................   11
        (k) Taxes.........................................................   11
        (l) Insurance.....................................................   12
        (m) Property Franchises...........................................   12
        (n) Water Quality.................................................   12
        (o) Board Approval ...............................................   12
        (p) Vote Required.................................................   13
        (q) Rights Plan...................................................   13
        (r) Brokers or Finders ...........................................   13
        (s) Opinion of Aquarion Financial Advisor.........................   13

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
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        (t) Regulation as a Utility......................................   13
        (u) Litigation ..................................................   13
        (v) No Parent Capital Stock......................................   13
    3.2 Representations and Warranties of Parent.........................   14
        (a) Organization, Standing and Power ............................   14
        (b) Authority; No Violations ....................................   14
        (c) Board Approval ..............................................   14
        (d) Vote Required................................................   14
        (e) Brokers or Finders ..........................................   15
        (f) Litigation ..................................................   15
        (g) No Aquarion Capital Stock....................................   15
        (h) Financing....................................................   15
    3.3 Representations and Warranties of Parent and Merger Sub..........   15
        (a) Organization, Standing and Power ............................   15
        (b) Authority; No Violations ....................................   15
        (c) Board and Stockholder Approval ..............................   16
        (d) No Business Activities ......................................   16
        (e) No Aquarion Capital Stock....................................   16

ARTICLE IV

 COVENANTS RELATING TO CONDUCT OF BUSINESS................................  16
    4.1 Covenants of Aquarion ...........................................   16
        (a) Ordinary Course..............................................   16
        (b) Dividends; Changes in Share Capital..........................   16
        (c) Issuance of Securities ......................................   17
        (d) Governing Documents..........................................   17
        (e) No Acquisitions..............................................   17
        (f) No Dispositions..............................................   17
        (g) Investments; Indebtedness....................................   17
        (h) Compensation ................................................   18
        (i) Other Actions................................................   18
        (j) Accounting Methods; Income Tax Matters ......................   18
        (k) Rights Plan..................................................   18
        (l) Contracts....................................................   19
        (m) Regulatory Matters ..........................................   19
        (n) Standstill Agreements........................................   19
        (o) Compromise; Settlement ......................................   19
    4.2 Covenants of Parent .............................................   19
        (a) Financing....................................................   19
        (b) Regulatory Approvals ........................................   19
    4.3 Advice of Changes; Governmental Filings .........................   19
    4.4 Transition Planning; Continued Operations of Aquarion............   20
    4.5 Community Service Programs.......................................   20
    4.6 Control of Aquarion's Business...................................   20

ARTICLE V

 ADDITIONAL AGREEMENTS....................................................  21
    5.1 Preparation of Proxy Statement; Aquarion Stockholders Meeting....   21
    5.2 Access to Information ...........................................   21

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    5.3  Reasonable Best Efforts .......................................    22
    5.4  Acquisition Proposals .........................................    23
    5.5  Treatment of Aquarion Stock Options; Other Stock Plans;
         Employee Benefits Matters......................................    24
         (a) Options; Other Stock Plans ................................    24
         (b) Employee Benefits..........................................    25
    5.6  Fees and Expenses .............................................    25
    5.7  Directors' and Officers' Indemnification and Insurance.........    25
    5.8  Public Announcements...........................................    26
    5.9  Disclosure Schedule Supplements ...............................    26

ARTICLE VI

 CONDITIONS PRECEDENT ...................................................   27
    6.1  Conditions to Each Party's Obligation to Effect the Merger.....    27
         (a) Stockholder Approval ......................................    27
         (b) No Injunctions or Restraints; Illegality ..................    27
         (c) Governmental Approvals ....................................    27
         (d) HSR Act....................................................    27
    6.2  Additional Conditions to Obligations of Parent and Merger Sub..    27
         (a) Representations and Warranties ............................    27
         (b) Performance of Obligations of Aquarion ....................    27
    6.3  Additional Conditions to Obligations of Aquarion...............    27
         (a) Representations and Warranties ............................    28
         (b) Performance of Obligations of Parent ......................    28

ARTICLE VII

 TERMINATION AND AMENDMENT...............................................   28
    7.1  Termination ...................................................    28
    7.2  Effect of Termination .........................................    29
    7.3  Amendment .....................................................    29
    7.4  Extension; Waiver .............................................    29

ARTICLE VIII

 GENERAL PROVISIONS .....................................................   30
    8.1  Non-Survival of Representations, Warranties and Agreements.....    30
    8.2  Notices .......................................................    30
    8.3  Interpretation.................................................    30
    8.4  Counterparts...................................................    31
    8.5  Entire Agreement; Third Party Beneficiaries ...................    31
    8.6  Governing Law .................................................    31
    8.7  Severability...................................................    31
    8.8  Assignment.....................................................    31
    8.9  Submission to Jurisdiction; Waivers ...........................    31
    8.10 Enforcement ...................................................    32
    8.11 Definitions ...................................................    32
    8.12 Other Agreements...............................................    33

                           GLOSSARY OF DEFINED TERMS

Definition                                               Location of Definition
----------                                               ----------------------

1935 Act ........................................................ Section 3.1(t)
Acquisition Proposal ................................................Section 5.4
Agreement.............................................................. Preamble
Aquarion .............................................................. Preamble
Aquarion Board Approval.......................................... Section 3.1(o)
Aquarion Common Stock.................................................. Recitals
Aquarion Disclosure Schedule ........................................Section 3.1
Aquarion Employees ............................................Section 5.5(b)(i)
Aquarion Financial Advisor ...................................... Section 3.1(r)
Aquarion Preferred Stock ......................................Section 3.1(b)(i)
Aquarion Proxy Statement ........................................ Section 5.1(a)
Aquarion Required Consents...................................Section 3.1(c)(iii)
Aquarion SEC Reports ............................................ Section 3.1(d)
Aquarion Stock Option Plans....................................Section 3.1(b)(i)
Aquarion Stock Options ........................................Section 3.1(b)(i)
Aquarion Stockholders Meeting.................................... Section 5.1(b)
Aquarion Voting Debt ........................................ Section 3.1(b)(ii)
Benefit Plans....................................................Section 8.11(a)
BHC.......................................................... Section 3.1(b)(iv)
Board of Directors ..............................................Section 8.11(b)
Business Day ....................................................Section 8.11(c)
Certificate...................................................... Section 1.8(b)
Closing..............................................................Section 1.2
Closing Date ........................................................Section 1.2
Code ................................................................Section 2.8
Confidentiality Agreement............................................Section 5.2
Contracts.................................................... Section 3.1(c)(ii)
Delaware Certificate of Merger ......................................Section 1.3
Dissenting Shares................................................ Section 1.8(e)
DGCL ................................................................Section 1.1
DOJ.............................................................. Section 5.3(b)
DRIP ..........................................................Section 3.1(b)(i)
Encumbrances ................................................ Section 3.1(b)(iv)
Effective Time ......................................................Section 1.3
Environmental Claim........................................ Section 3.1(g)(v)(A)
Environmental Law.......................................... Section 3.1(g)(v)(B)
ERISA..........................................................Section 3.1(h)(i)
Exchange Act ................................................Section 3.1(c)(iii)
Exchange Agent ......................................................Section 2.1
Exchange Fund........................................................Section 2.1
Expenses ............................................................Section 5.6
Final Order...................................................... Section 6.1(c)
GAAP ............................................................ Section 3.1(d)
Governmental Entity..........................................Section 3.1(c)(iii)
Hazardous Materials........................................ Section 3.1(g)(v)(C)
Health Agencies..............................................Section 3.1(c)(iii)
HSR Act......................................................Section 3.1(c)(iii)
Indemnified Parties.............................................. Section 5.7(a)

Definition                                               Location of Definition
----------                                               ----------------------

knowledge........................................................Section 8.11(d)
Laws ........................................................ Section 3.1(c)(ii)
Material Adverse Effect..........................................Section 8.11(e)
Merger ................................................................ Recitals
Merger Consideration ............................................ Section 1.8(a)
Merger Sub ............................................................ Preamble
NYSE ........................................................Section 3.1(c)(iii)
Orders ...................................................... Section 3.1(c)(ii)
Parent ................................................................ Preamble
Parent Disclosure Schedule ..........................................Section 3.2
Parent Financial Advisor ........................................ Section 3.2(e)
Parent Ordinary Shares .......................................... Section 3.1(v)
Person ..........................................................Section 8.11(g)
PUCs ........................................................Section 3.1(c)(iii)
Release.................................................... Section 3.1(g)(v)(D)
Required Aquarion Vote .......................................... Section 3.1(p)
Rights ........................................................Section 3.1(b)(i)
Rights Plan....................................................Section 3.1(b)(i)
SEC.............................................................. Section 3.1(d)
Significant Subsidiary ..........................................Section 8.11(h)
Stock Split....................................................Section 3.1(b)(i)
Subsidiary ......................................................Section 8.11(h)
Superior Proposal............................................... Section 8.11(i)
Surviving Corporation................................................Section 1.1
Tax Return .................................................. Section 3.1(k)(vi)
Taxes........................................................ Section 3.1(k)(vi)
Termination Date ................................................ Section 7.1(b)
Termination Fee.................................................. Section 7.2(b)
Violation.................................................... Section 3.1(c)(ii)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of May 31, 1999 (this "Agreement"), among YORKSHIRE WATER PLC, a public limited company incorporated under the laws of England and Wales ("Parent"), WATERMAN ACQUISITION CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and AQUARION COMPANY, a Delaware corporation ("Aquarion").

                             W I T N E S S E T H :

  WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and Aquarion have each determined that this Agreement and the merger of Merger Sub with and into Aquarion (the "Merger") in accordance with the provisions of this Agreement are advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the holders of shares of common stock, no par value, of Aquarion ("Aquarion Common Stock") will be converted into the right to receive the Merger Consideration (as defined in Section 1.8) for each share of Aquarion Common Stock issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than shares of Aquarion Common Stock that are owned or held directly or indirectly by Parent or Aquarion which shall be canceled as provided in Section 1.8, and Dissenting Shares (as defined in Section 1.8)), and Aquarion will become a wholly owned subsidiary of Parent;

  WHEREAS, Parent, Merger Sub and Aquarion desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Aquarion at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Aquarion shall continue as the surviving corporation (the "Surviving Corporation").

  1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, as soon as practicable, but in any event not later than the third Business Day, after the satisfaction or waiver (subject to any applicable Law or Order (each as defined in Section 3.1(c)) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

  1.3 Effective Time. On the Closing Date, the parties shall (i) file a certificate of merger (the "Delaware Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and Aquarion shall agree and be specified in the Delaware Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

  1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Aquarion and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Aquarion and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in accordance with the DGCL to read in its entirety as set forth in Exhibit 1.5 hereto until thereafter amended as provided therein and under the DGCL.

  1.6 By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable Law or Order.

  1.7 Officers and Directors of Surviving Corporation. The officers of Aquarion as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

  1.8 Effect on Capital Stock.

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Aquarion Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Aquarion Common Stock that are 100% owned or held directly or indirectly by Parent or Aquarion, which shall be canceled as provided in Section 1.8(c) and Dissenting Shares) shall be converted into the right to receive, subject to the provisions of Article II, $37.05 in cash (the "Merger Consideration"), without any interest or dividends thereon, except as provided in Section 2.3.

  (b) As a result of the Merger and without any action on the part of the holders thereof, at Effective Time, all shares of Aquarion Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Aquarion Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Aquarion Common Stock, except the right to receive the applicable Merger Consideration, other than with respect to Aquarion Common Stock to be canceled in accordance with Section 1.8(c) and Dissenting Shares, in accordance with Article II upon the surrender of such Certificate.

  (c) Each share of Aquarion Common Stock issued that is 100% owned or held directly or indirectly by Parent or Aquarion at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no payment or other consideration shall be delivered in exchange therefor.

  (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

  (e) Notwithstanding any other provision of this Agreement, shares of Aquarion Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who demands appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect within the period prescribed by the DGCL or withdraws or otherwise loses such holder's right to appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon, except as provided in Section 2.3. Aquarion shall give Merger Sub prompt notice of any written demands received by Aquarion for appraisal of shares of Aquarion Common Stock, withdrawals of such demands, and other instruments served pursuant to the DGCL and received by Aquarion and relating thereto. Parent shall direct all negotiations and proceedings with respect to such demands for appraisals. Prior to the Effective Time, Aquarion shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

  1.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Aquarion or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Aquarion or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

  2.1 Exchange Fund. Prior to the Effective Time, Parent shall designate a commercial bank or trust company selected by Parent and reasonably acceptable to Aquarion to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of holders of shares of Aquarion Common Stock, the aggregate amount of cash to be paid pursuant to Section 1.8 in exchange for outstanding shares of Aquarion Common Stock (other than shares of Aquarion Common Stock that are 100% owned or held directly or indirectly by Parent or Aquarion which shall be canceled as provided in Section 1.8(c) and Dissenting Shares). Parent shall, or shall cause the Surviving Corporation to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends pursuant to Section 2.3. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

  2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the aggregate amount equal to (A) the Merger Consideration multiplied by the number of shares of Aquarion Common Stock formerly represented by such Certificate and (B) any dividends payable in accordance with Section 2.3 less any required withholding of taxes as provided in Section 2.8. No interest will be paid or will accrue on any cash payable pursuant to the preceding sentence. In the event of a transfer of ownership of Aquarion Common Stock which is not registered in the transfer records of Aquarion, a check in the proper amount of cash for the appropriate Merger Consideration and any dividends payable in accordance with Section 2.3 may be paid with respect to such Aquarion Common Stock to such a transferee if the Certificate formerly representing such shares of Aquarion Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable. The Exchange Fund shall not be used for any purpose other than as set forth in this Article II.

  2.3 No Further Ownership Rights in Aquarion Common Stock. Cash paid upon conversion of shares of Aquarion Common Stock in accordance with the terms of
Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Aquarion Common Stock, subject, however, to the Surviving Corporation's obligation, if any, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Aquarion on such shares of Aquarion Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time.

  2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of Aquarion Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any dividends on shares of Aquarion Common Stock to which such holders are entitled pursuant to Section 2.3.

  2.5 No Liability. None of Parent, Merger Sub, Aquarion, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

  2.6 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund only in one or more of the following investments as directed by the Surviving Corporation from time to time: (i) obligations of the United States government maturing not more than 180 days after the date of purchase; (ii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000; (iii) a money market fund having assets of at least $3,000,000,000; or (iv) tax-exempt or corporate debt obligations maturing not more than 180 days after the date of purchase given the highest investment grade rating by Standard & Poor's and Moody's Investor Service. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

  2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Aquarion Common Stock formerly represented thereby and unpaid dividends, if any, on shares of Aquarion Common Stock deliverable in respect thereof, pursuant to this Agreement.

  2.8 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Aquarion Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax Law or Order. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Aquarion Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

  2.9 Stock Transfer Books. At the close of business, New York City time, on the day Effective Time occurs, the stock transfer books of Aquarion shall be closed and there shall be no further registration of transfers of shares of Aquarion Common Stock thereafter on the records of Aquarion. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Aquarion Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Aquarion Common Stock formerly represented thereby and any dividends to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

  3.1 Representations and Warranties of Aquarion. Except as set forth in the Disclosure Schedule delivered by Aquarion to Parent prior to the execution of this Agreement (the "Aquarion Disclosure Schedule"), Aquarion represents and warrants to Parent as follows:

  (a) Organization, Standing and Power. Each of Aquarion and its Subsidiaries (as defined in Section 8.11(h)) is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and each of Aquarion and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(e)) on Aquarion. Section 3.1(a) of the Aquarion Disclosure Schedule sets forth a complete and accurate list of each direct and indirect Subsidiary of Aquarion. The copies of the certificates of incorporation and by-laws of Aquarion and its material Subsidiaries that were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

  (b) Capital Structure.

    (i) As of the date of this Agreement, the authorized capital stock of Aquarion consisted of (A) 16,000,000 shares of Aquarion Common Stock and
  (B) 2,500,000 shares of preferred stock, no par value ("Aquarion Preferred Stock"), in one or more series, in an aggregate stated value not in excess of $25,000,000, of which no shares were outstanding but of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock and reserved for issuance upon exercise of the Preferred Stock Purchase Rights (the "Rights") distributed to the holders of Aquarion Common Stock pursuant to the Rights Agreement dated as of June 25, 1996, as amended as of the date hereof, between Aquarion and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Plan"). As of May 21, 1999, 11,373,624 shares of Aquarion Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Aquarion Common Stock and no shares of Aquarion Preferred Stock were held in the treasury of Aquarion. From January 1, 1999 to May 21, 1999, there were no issuances of shares of the capital stock of Aquarion or any other securities of Aquarion other than the issuance of (i) 34,126 shares (and accompanying Rights) pursuant to options or rights outstanding as of December 31, 1998 under the Aquarion Stock Option Plans (as defined below), (ii) 67,746 shares (and accompanying Rights) pursuant to Aquarion's Dividend Reinvestment and Common Stock Purchase Plan (the "DRIP") and (iii) phantom stock units for 223 shares pursuant to the Directors' Deferred Compensation Plan. All issued and outstanding shares of the capital stock of Aquarion are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of May 21, 1999 no options, warrants or other rights to acquire capital stock from Aquarion other than (w) the Rights, (x) options representing in the aggregate the right to purchase up to 1,260,712 shares of Aquarion Common Stock (collectively, the "Aquarion Stock Options") under the (1985) Long-Term Incentive Plan, as amended, the (1994) Stock Incentive Plan, as amended, and the 1999 Stock Incentive Plan (collectively, the "Aquarion Stock Option Plans"), (y) stock units representing in the aggregate the right to be paid 43,150.82 shares of Aquarion Common Stock under the Directors' Deferred Compensation Plan and (z) rights of stockholders under the DRIP. As of May 21, 1999 Aquarion had reserved 245,987 shares of Aquarion Common Stock for purchase pursuant to the DRIP and 1,260,712 shares of Aquarion Common Stock for purchase pursuant to the Aquarion Stock Option Plans. Other than the associated Rights issued with the shares issued as described above and options or other rights to acquire no more than 1,549,849.82 shares of Aquarion Common Stock (and accompanying Rights) in the aggregate pursuant to the Aquarion Stock Option Plans, the DRIP and the Directors' Deferred Compensation Plan, no options or warrants or other rights to acquire capital stock from Aquarion have been issued or granted and remain outstanding as of the date of this Agreement. All shares of Aquarion Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All of the numbers of shares of Aquarion Common Stock provided in this Section 3.1(b)(i) or elsewhere in this Agreement are in each case determined after giving effect to the 3-for-2 stock split of the Aquarion Common Stock effected in the form of a distribution of one-half of one share of Aquarion Common Stock on each outstanding share of Aquarion Common Stock paid on March 22, 1999 (the "Stock Split").

    (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Aquarion or any of its Subsidiaries having the right to vote on any matters on which stockholders may vote ("Aquarion Voting Debt") are issued or outstanding.

    (iii) Except as set forth in this Section 3.1(b), pursuant to the Aquarion Stock Options, pursuant to the Directors' Deferred Compensation Plan or pursuant to the DRIP, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Aquarion or any of its Subsidiaries is a party, or by which any of them is bound, obligating Aquarion or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Aquarion or any of its Subsidiaries or, securities convertible into or exchangeable for shares of capital stock or voting securities of Aquarion or any of its Subsidiaries, or obligating Aquarion or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Aquarion or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Aquarion or any of its Subsidiaries or to provide funds to, or make any investment in any other Person, other than a wholly owned Subsidiary of Aquarion.

    (iv) All of the outstanding shares of capital stock of each Subsidiary of Aquarion are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Aquarion or a Subsidiary, which is wholly owned, directly or indirectly, by Aquarion, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, or any other restrictions with respect to the transferability or assignability thereof (collectively, "Encumbrances"), except for Encumbrances pursuant to the First Mortgage dated as of June 1, 1924, between BHC Company ("BHC") and State Street Bank as Trustee, as amended by the Twenty-Fifth Supplemental Mortgage thereto.

  (c) Authority; No Violations.

    (i) Aquarion has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Aquarion Vote (as defined in Section 3.1(p)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Aquarion, and no other corporate or stockholder proceedings on the part of Aquarion are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than in the case of the consummation of the Merger, the adoption of this Agreement by the Required Aquarion Vote). This Agreement has been duly and validly executed and delivered by Aquarion and constitutes a valid and binding agreement of Aquarion, enforceable against it in accordance with its terms.

    (ii) The execution and delivery of this Agreement by Aquarion do not or will not, as the case may be, and the performance of the Agreement and the consummation of the Merger by Aquarion and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of an Encumbrance on any assets of Aquarion or any of its Subsidiaries (any such violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of Aquarion or any Subsidiary of Aquarion or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, or license (collectively, "Contracts"), or any statute, law, ordinance, rule, regulation, whether federal, state, local or foreign (collectively, "Laws"), or any judgment, order or decree, whether federal, state, local or foreign (collectively, "Orders") applicable to Aquarion or any Subsidiary of Aquarion or their respective properties or assets.

    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any foreign, supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority (a "Governmental Entity"), is required by or with respect to Aquarion or any Subsidiary of Aquarion in connection with the execution and delivery of this Agreement by Aquarion or the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) the DGCL with respect to the filing of the Delaware Certificate of Merger, (D) Laws, practices and Orders of any state public utility control or public service commissions or similar state regulatory bodies ("PUCs"), each of which is identified in Section 3.1(c)(iii)(D) of the Aquarion Disclosure Schedule, (E) Laws, practices and Orders of any state departments of public health or departments of health or similar state regulatory bodies or of any federal or state regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters ("Health Agencies"), each of which is identified in Section 3.1(c)(iii)(E) of the Aquarion Disclosure Schedule, (F) rules and regulations of The New York Stock Exchange, Inc. (the "NYSE"), and (G) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through
  (F) are hereinafter referred to as "Aquarion Required Consents." The parties hereto agree that references in this Agreement to "obtaining" Aquarion Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices; and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

  (d) Reports and Financial Statements. Aquarion has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, including all exhibits thereto, the "Aquarion SEC Reports"). No Subsidiary of Aquarion is required to file any form, report or other document with the SEC. None of Aquarion SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements (including the related notes) included in the Aquarion SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Aquarion and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Aquarion SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Aquarion SEC

Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations promulgated thereunder.

  (e) Absence of Liabilities. Except for liabilities or obligations which are accrued or reserved against in Aquarion's most recent financial statements (or in the related notes thereto) included in the Aquarion SEC Reports or which were incurred in the ordinary course of business and consistent with past practices since the date of Aquarion's most recent financial statements included in the Aquarion SEC Reports, Aquarion and each of its Subsidiaries do not have any material, known liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of Aquarion.

  (f) Compliance.

    (i) Except as set forth in the Aquarion SEC Reports filed prior to the date hereof, neither Aquarion nor any of its Subsidiaries is in violation of, is, to the knowledge of Aquarion, under investigation with respect to any violation of, or has been given notice or threatened with any violation of, any Laws or Orders (excluding for purposes of this Section 3.1(f) Environmental Laws), except for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion. Aquarion and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for such permits, licenses, franchises and other governmental authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion. BHC is in material compliance with the provisions of the Connecticut Water Diversion Policy Act, Sections 22a-365 et seq. of the Connecticut General Statutes. Sea Cliff Water Company is currently operating in material accordance with the declaration of policy set forth in Section 15-0105 of the New York Environmental Conservation Law and the terms and conditions of all decisions, orders, permits, licenses, or approvals issued and/or renewed by the New York Department of Environmental Conservation under Article 15 of the Environmental Conservation Law. Neither Aquarion nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of (i) any provision of its certificate of incorporation or by-laws, or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion, any Contract applicable to Aquarion or any Subsidiaries of Aquarion or their respective properties or assets.

    (ii) All filings required to be made by Aquarion or any of its Subsidiaries since December 31, 1996, under any applicable Laws or Orders relating to the regulation of public utilities, have been filed with the appropriate PUC or Health Agency or any other appropriate Governmental Entity (including, without limitation, to the extent required, the state public utility regulatory agencies in Connecticut and New York), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion.

  (g) Environmental Matters.

    (i) Aquarion and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.1(g)) (which compliance includes, but is not limited to, the possession by Aquarion of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion. Aquarion has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Aquarion or any of its Subsidiaries are not in such compliance, and there are no past or present (or to the knowledge of Aquarion, future) actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future, except for such failure to be in compliance and such actions, activities, circumstances, conditions, events or incidents that would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion.

    (ii) There are no Environmental Claims (as defined in Section 3.1(g)) pending or, to the knowledge of Aquarion, threatened, against Aquarion or any of its Subsidiaries, or any Person whose liability for any such Environmental Claim Aquarion or any of its Subsidiaries has retained or assumed either contractually or by operation of Law or Order.

    (iii) To the knowledge of Aquarion, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release (as defined in Section 3.1(g)), threatened Release or presence of any Hazardous Material (as defined in Section 3.1(g)), that could form the basis of any Environmental Claim against Aquarion or any of its Subsidiaries, or to the best knowledge of Aquarion against any Person whose liability for any Environmental Claim Aquarion or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law or Order, except for such liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion.

    (iv) Aquarion has delivered or otherwise made available for inspection to the Parent complete and correct copies of all material reports, studies or analyses in the possession of or initiated by Aquarion or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Aquarion or any of its Subsidiaries, or regarding Aquarion's or any of its Subsidiaries' compliance with applicable Environmental Laws. There are no reports, studies or analyses in the possession of or initiated by Aquarion or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Aquarion or any of its Subsidiaries, or regarding Aquarion's or any of its Subsidiaries' compliance with applicable Environmental Law, which contain any information not otherwise set forth in the Aquarion Disclosure Schedule that is materially adverse to Aquarion.

    (v) As used in this Agreement:

      (A) "Environmental Claim" means any written claim, action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by Aquarion, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      (B) "Environmental Law" means all Laws relating to pollution or protection of human health or the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

      (C) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law.

      (D) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

  (h) Employee Benefit Plans; ERISA.

    (i) Section 3.1(h)(i) of the Aquarion Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")) (excluding any payroll practices, compensation arrangements and fringe benefits or perquisites which, individually or in the aggregate, are not material); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement with any officer or director or any other employee (if the cash severance amount payable to such employee under such agreement could be reasonably expected to exceed $200,000); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Aquarion or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Aquarion would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Aquarion or an ERISA Affiliate is party for the benefit of any employee or former employee of Aquarion or any Subsidiary of Aquarion, in respect of which Aquarion or any Subsidiary of Aquarion will have continuing liability on or after the Effective Time (the "Aquarion Benefit Plans"). Notwithstanding the foregoing, at any time prior to the tenth Business Day following the date of this Agreement, Aquarion may amend or supplement the list set forth in
  Section 3.1(h)(i) of the Aquarion Disclosure Schedule, so long as the items included in any such amendment or supplement would not, individually or in the aggregate, have a Material Adverse Effect.

    (ii) With respect to each Aquarion Benefit Plan, (A) no amendments have been made thereto since December 31, 1998 (other than as required by applicable Law or as would not result in any increased cost that would have a Material Adverse Effect), and (B) Aquarion has heretofore delivered or made available to Parent true and complete copies of the Aquarion Benefit Plans, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the IRS with respect to each Aquarion Benefit Plan intended to qualify under Section 401 of the Code.

    (iii) No liability under Title IV has been incurred by Aquarion or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Aquarion or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), where any such liability has had, or would have a Material Adverse Effect.

    (iv) No Aquarion Benefit Plan that is subject to Title IV (a "Aquarion Title IV Plan") is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Aquarion Title IV Plan a plan described in section 4063(a) of ERISA.

    (v) Each Aquarion Benefit Plan has been operated and administered in accordance with its terms, the terms of any applicable collective bargaining agreement and applicable Law, including but not limited to ERISA and the Code, except as would not be reasonably expected to result in a Material Adverse Effect, and each Aquarion Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

    (vi) None of the terms of the Aquarion Benefit Plans provide that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any current or former employee or officer of Aquarion or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Aquarion has made available to Parent estimates prepared by Deloitte & Touche of the amounts reasonably expected to be paid to the individuals set forth in Section 3.1(h)(vi) of the Aquarion Disclosure Schedule

  (or by which any of their benefits may be increased or accelerated) (in accordance with the assumptions set forth therein) as a result of a qualified termination of employment occurring after a Change in Control (as such term is defined in the Continuity Agreements). For purposes of the preceding sentence, estimates were prepared in good faith, in accordance with the assumptions set forth therein (which were believed to be reasonable) and, to the best knowledge of Aquarion, such amounts accurately reflect the amounts to be paid under the Continuity Agreements, based on such assumptions.

    (vii) There are no pending, or to the knowledge of Aquarion, threatened or anticipated claims by or on behalf of any Aquarion Benefit Plan, by any employee or beneficiary covered under any such Aquarion Benefit Plan, or otherwise involving any such Aquarion Benefit Plan (other than routine claims for benefits) that would be reasonably expected to result in liability that would have a Material Adverse Effect.

    (viii) The individuals set forth in Section 3.1(h)(vi) of the Aquarion Disclosure Schedule have entered into Continuity Agreements previously provided to Parent under cover of a memorandum of your counsel dated May 11, 1999.

  (i) Absence of Certain Changes or Events. Except as disclosed in the Aquarion SEC Reports filed with the SEC prior to the date hereof, since March 31, 1999 (a) the businesses of Aquarion and its Subsidiaries have been conducted in the ordinary course, consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would, individually or in the aggregate, have a Material Adverse Effect on Aquarion. As of the date hereof, $14.5 million of short term indebtedness incurred by Aquarion and its Subsidiaries remains outstanding.

  (j) Year 2000. The computer software operated by Aquarion and its Subsidiaries which is used in the conduct of their businesses is capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, other than such interruptions in millennium functionality that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Aquarion. Aquarion believes that the remaining cost of adaptions referred to in the foregoing sentence is not reasonably likely to have a Material Adverse Effect on Aquarion.

  (k) Taxes.

    (i) Aquarion and its Subsidiaries have (A) duly filed (or there has been filed on their behalf) with the appropriate Governmental Entities all Tax Returns (as defined in Section 3.1(k)(vii)(B)) required to be filed by them on or prior to the date hereof, other than those Tax Returns the failure of which to file would not, individually or in the aggregate, result in a Material Adverse Effect on Aquarion, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as defined in
  Section 3.1(k)(vii)(A)) shown to be due on such Tax Returns.

    (ii) Except as set forth in Section 3.1(k)(ii) of the Aquarion Disclosure Schedule, there are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of Aquarion or any of its Subsidiaries.

    (iii) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Aquarion or any of its Subsidiaries, and no power of attorney granted by either Aquarion or any of its Subsidiaries with respect to any Taxes is currently in force.

    (iv) Neither Aquarion nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

    (v) No consent under Section 341(f) of the Code has been filed with respect to Aquarion or any of its Subsidiaries.

    (vi) For purposes of this Agreement: (A) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (B) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  (l) Insurance. Each of Aquarion and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are (i) customary in all material respects for companies in the United States conducting the business conducted by Aquarion and its Subsidiaries during such time period, (ii) required to be maintained by Aquarion or any of its Subsidiaries under the terms of any note, bond, indenture, contract, agreement or arrangement to which either Aquarion or any of its Subsidiaries is a party or by which any of their respective properties are bound, except for such failures to maintain insurance that would not, individually or in the aggregate, reasonably be expected to result in the acceleration of any payment of the principal amount of any such note, bond, indenture, contract, agreement or arrangement, and (iii) required to be maintained pursuant to all applicable Laws and Orders, except for (in the case of clause (iii)) such insurance the absence of which would not have a Material Adverse Effect. Neither Aquarion nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Aquarion or any Subsidiary of Aquarion. Aquarion has fulfilled all of its obligations under each material insurance policy, including the timely payment of premiums, other than such failures to fulfill its obligations that would not reasonably be expected, individually or in the aggregate to reduce or nullify the benefits under such policy.

  (m) Property Franchises. Aquarion and its Subsidiaries own or have sufficient rights and consents to use under existing franchises, easements, leases, and license agreements all properties, rights and assets necessary for the conduct of their businesses and operations as currently conducted, except where the failure to own or have sufficient rights and consents to use such properties, rights and assets would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Aquarion. BHC is duly authorized and franchised by the State of Connecticut to sell and deliver water service and otherwise operate as a "water company" as defined in Section 16-1(a)(1) of the Connecticut General Statutes within the jurisdictions described on page 2 of Aquarion's 1999 annual report to stockholders, except where the failure to be so authorized or franchised would not, individually or in the aggregate, have a Material Adverse Effect on Aquarion. Sea Cliff Water Company is duly authorized to sell, furnish and distribute water for domestic, commercial and public purposes and otherwise operate as a "water-works corporation" as defined in Section 40 of the New York Transportation Corporations Law and Section 2, subd. 27 of the New York Public Service Law within the jurisdictions described on page 2 of Aquarion's 1999 annual report to stockholders.

  (n) Water Quality. The quality of water supplied by Aquarion and its Subsidiaries to their respective customers meets or exceeds all standards for quality and safety of water in all material respects in accordance with applicable Laws and Orders.

  (o) Board Approval. The Board of Directors of Aquarion, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Aquarion Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Aquarion and its stockholders, (ii) approved this Agreement and the Merger and
(iii) recommended that the stockholders of Aquarion adopt this Agreement. Assuming the accuracy of the representations and warranties set forth in

Sections 3.2(g) and 3.3(e), the Board of Directors of Aquarion has taken the necessary action to make inapplicable the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable antitakeover Laws.

  (p) Vote Required. Assuming the accuracy of the representations and warranties set forth in Sections 3.2(g) and 3.3(e), the affirmative vote of the holders of a majority of the outstanding shares of Aquarion Common Stock to adopt this Agreement (the "Required Aquarion Vote") is the only vote of the holders of any class or series of Aquarion capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

  (q) Rights Plan. Aquarion has heretofore provided Parent with a complete and correct copy of the Rights Plan, including all amendments and exhibits thereto. The Board of Directors of Aquarion has approved an amendment to the Rights Plan (a certified copy of which has been provided to Parent) so that neither the execution of this Agreement nor the consummation of the Merger will (i) cause the Rights to become exercisable, (ii) cause Parent or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Rights Plan).

  (r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated (the "Aquarion Financial Advisor"), whose fees and expenses will be paid by Aquarion in accordance with Aquarion's agreement with such firm, based upon arrangements made by or on behalf of Aquarion and previously disclosed to Parent.

  (s) Opinion of Aquarion Financial Advisor. Aquarion has received the opinion of Aquarion Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Aquarion Common Stock, a copy of which opinion has been made available to Parent.

  (t) Regulation as a Utility. Certain Subsidiaries of Aquarion are regulated as public utilities in Connecticut and New York. Neither Aquarion nor any "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of Aquarion is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Aquarion is not a holding company under the 1935 Act. From December 31, 1989 to the date of this Agreement no Governmental Entity has denied the request of Aquarion or any of its Subsidiaries to include any asset then in utility service in rate base for recovery in the amount of $500,000 or more.

  (u) Litigation. Except for claims, actions, suits, proceedings or investigations (collectively, "Claims") that would not have a Material Adverse Effect on Aquarion, there are no claims, actions, suits, proceedings or investigations pending or, to Aquarion's knowledge, threatened against Aquarion or any of its Subsidiaries, or any properties or rights of Aquarion or any of its Subsidiaries, by or before any Governmental Entity. To the knowledge of Aquarion, Section 3.1(a) of the Aquarion Disclosure Schedule sets forth all Claims which are pending or threatened against any of Aquarion or its Subsidiaries as of the date hereof.

  (v) No Parent Capital Stock. Aquarion does not own or hold directly or indirectly any ordinary shares of 15 5/9 pence each of Parent ("Parent Ordinary Shares") or any other capital stock of Parent, or any options, warrants or other rights to acquire any Parent Ordinary Shares or any other capital stock of Parent, or in each case, any interests therein.

  3.2 Representations and Warranties of Parent. Except as set forth in the Disclosure Schedule delivered by Parent to Aquarion prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to Aquarion as follows:

    (a) Organization, Standing and Power. Parent is a corporation duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (b) Authority; No Violations.

      (i) Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms.

      (ii) The execution and delivery of this Agreement by Parent do not or will not, as the case may be, and the performance of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the memorandum and articles of association (or other comparable charter documents) of Parent or any Subsidiary of Parent or
    (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, Laws or Orders applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act, (B) Laws of any PUCs and set forth in Section 3.2 (b)(iii)(B) of the Parent Disclosure Schedule, (C) Laws of any Health Agencies set forth in Section 3.2 (b)(iii)(C) of the Parent Disclosure Schedule, (D) rules and regulations of the London Stock Exchange, (E) any notification required to be made to the Office of Water Services pursuant to the Instrument of Appointment of York Water Services Limited as a regulated water and sewerage undertaker and (F) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to the foregoing clauses (A) through (F) are hereinafter referred to as the "Parent Required Consents". The parties hereto agree that references in this Agreement to "obtaining" Parent Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices; and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

    (c) Board Approval. The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are in the best interests of Parent and its stockholders and (ii) approved this Agreement and the Merger.

    (d) Vote Required. No vote of the holders of any class or series of Parent capital stock is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.

    (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Greenhill & Co., L.L.C. (the "Parent Financial Advisor"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent.

    (f) Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent to fulfill its obligations hereunder, including Parent's obligations under Article I and
  Article II.

    (g) No Aquarion Capital Stock. Parent does not own or hold directly or indirectly any shares of Aquarion Common Stock or any other capital stock of Aquarion, or any options, warrants or other rights to acquire any shares of Aquarion Common Stock or any other capital stock of Aquarion, or in each case, any interests therein, other than pursuant to the Merger as contemplated by this Agreement.

    (h) Financing. Parent has or will have available, prior to the Effective Time, sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

  3.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Aquarion as follows:

    (a) Organization, Standing and Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is an indirect wholly-owned subsidiary of Parent.

    (b) Authority; No Violations.

      (i) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms.

      (ii) The execution and delivery of this Agreement by Merger Sub do not or will not, as the case may be, and the performance of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Merger Sub or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any Contract, Laws or Orders applicable to Merger Sub or its properties or assets.

      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the Parent Required Consents, the filing of the Delaware Certificate of Merger pursuant to the DGCL and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (c) Board and Stockholder Approval. The Board of Directors of Merger Sub, by resolutions duly adopted without a meeting by unanimous consent thereto in writing and not subsequently rescinded or modified in any way, has duly
  (i) determined that this Agreement and the Merger are advisable and in the best interest of Merger Sub and its stockholder, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholder of Merger Sub adopt this Agreement. Following the adoption of such resolutions by the Board of Directors of Merger Sub, the sole stockholder of Merger Sub, without a meeting by consent in writing, has duly adopted this Agreement.

    (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

    (e) No Aquarion Capital Stock. Merger Sub does not own or hold directly or indirectly any shares of Aquarion Common Stock or any other capital stock of Aquarion, or any options, warrants or other rights to acquire any shares of Aquarion Common Stock or any other capital stock of Aquarion, or in each case, any interests therein.

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  4.1 Covenants of Aquarion. During the period from the date of this Agreement and continuing until the Effective Time, Aquarion agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated in Section 4.1 of the Aquarion Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction (written notice of which will be given promptly to Parent) or to the extent that Parent shall otherwise consent in writing):

    (a) Ordinary Course.

      (i) Aquarion and each of its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, business organizations and reputations, maintain their rights, franchises and permits, keep available the services of their key officers and employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Aquarion or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

      (ii) Aquarion shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures not in excess of the aggregate amount set forth in Section 4.1(a)(ii)(A) of the Aquarion Disclosure Schedule or, if the Closing Date has not occurred on or prior to December 31, 1999, the aggregate amounts set forth in Section 4.1(a)(ii)(B) of the Aquarion Disclosure Schedule.

    (b) Dividends; Changes in Share Capital. Aquarion shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) dividends by wholly owned Subsidiaries of Aquarion to such Subsidiary's parent or another wholly owned Subsidiary of Aquarion and (y) the regular dividends on Aquarion Common Stock in the amount of $.2775 per share of Aquarion Common Stock payable in the second quarter of 1999, up to $.2825 per share of Aquarion Common Stock payable in the third and fourth quarters of 1999 and the first and second quarters of 2000, and up to $.2875 per share of Aquarion Common Stock per quarter thereafter (such amounts in each case after giving effect to the Stock Split), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Aquarion which remains a wholly owned Subsidiary of Aquarion after consummation of such transaction, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except, subject to and in accordance with applicable Laws and Orders, for the purchase from time to time by Aquarion of Aquarion Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with funding the Aquarion Benefit Plans.

    (c) Issuance of Securities. Aquarion shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Aquarion Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Aquarion Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Aquarion Common Stock (and the associated Rights) upon the exercise of stock options or in connection with other stock-based Aquarion Benefit Plans outstanding on the date hereof in accordance with their present terms or pursuant to the DRIP,
  (ii) issuances by a wholly owned Subsidiary of Aquarion of capital stock to such Subsidiary's Parent or another wholly owned Subsidiary of Aquarion and
  (iii) issuances of shares, options, rights or other awards and amendments to equity-related awards, except as permitted in Section 4.1(h).

    (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or, following written notice to Parent, as may be required by Law or Order or required by the rules and regulations of the NYSE, Aquarion shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

    (e) No Acquisitions. Except for Aquarion's proposed acquisition of The Village Water Company substantially on the terms disclosed to Parent, and acquisitions that are part of, related to or in support of the water utility business, that have a value not in excess of $5 million individually and $25 million in the aggregate (in each case, including the assumption of debt) and that would not reasonably be expected to prevent or materially delay the Merger, Aquarion shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Aquarion and its Subsidiaries in the ordinary course). Aquarion shall inform Parent reasonably in advance of taking, or permitting any Subsidiary to take, action relating to any direct or indirect acquisition related to or in support of the water utility business, including any such acquisition permitted by this Section 4.1(e).

    (f) No Dispositions. Other than (i) dispositions (including sales of surplus land) referred to in the Aquarion SEC Reports filed prior to the date of this Agreement, (ii) sales of surplus land having a value not in excess of $10 million in the aggregate (provided that no more than one such sale may have a value exceeding $3 million) or (iii) in the ordinary course of business consistent with past practice (other than sales of surplus land), Aquarion shall not, and shall not permit any Subsidiary of Aquarion to, sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Aquarion) which are material to Aquarion.

    (g) Investments; Indebtedness. Aquarion shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with actions permitted by Section 4.1(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than loans (except for loans made pursuant to the Carematrix and Georgetown main extension agreements), advances, capital contributions and investments by Aquarion or a Subsidiary of Aquarion to or in Aquarion or any wholly owned Subsidiary of Aquarion, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, or otherwise), other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of Parent included in the most recent Aquarion SEC Reports filed prior to the date of this Agreement or (iii) other than in connection with actions permitted by Section 4.1(e), create, incur, assume or suffer to exist any indebtedness, guarantees, loans or advances not in existence as of the date of this Agreement except for short-term indebtedness incurred under Aquarion's current short-term facilities (and any replacements thereof) incurred in the ordinary course of business, consistent with past practices, and which is reasonably expected by Aquarion to be repaid by Aquarion from cash from continuing operations within 12 months of the incurrence thereof in each case as such facilities and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced) and the other terms and conditions thereof, taken as a whole, are not less advantageous to Aquarion and its Subsidiaries than those in existence as of the date of this Agreement.

    (h) Compensation. Aquarion shall not, and shall not permit any of its Subsidiaries to, (i) increase the amount of compensation of any senior executive officer, director or employee, (ii) make any increase in or commitment to increase any employee benefits, (iii) issue any additional Aquarion Stock Options, equity-based awards or shares of Aquarion Common Stock pursuant to the Aquarion Benefits Plans, adopt or make any commitment to enter into, adopt, amend in any material manner or terminate any Aquarion Benefit Plan, or any other agreement, arrangement, plan or policy between Aquarion or one of its Subsidiaries and one or more of its directors, officers or employees, or (iv) make any contribution, other than regularly scheduled contributions, to any Aquarion Benefit Plan except as are granted in the ordinary course of business, consistent with past practice, in connection with normal periodic performance reviews and related compensation and benefit increases (including annual across-the-board increases to be granted in 2000 that are consistent with past practices in both timing and amount); provided, that Aquarion shall notify Parent of any such increases, issuances or grants.

    (i) Other Actions. Aquarion shall not, and shall not permit any of its Subsidiaries to take any action that would, or fail to take any action which failure would, or that could reasonably be expected to, result in,
  (i) a material breach of any provision of this Agreement, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

    (j) Accounting Methods; Income Tax Matters. Except as disclosed in the Aquarion SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Aquarion shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by Aquarion's independent auditors. Aquarion shall not, nor shall it permit any of its Subsidiaries to, (i) change its fiscal year, (ii) make or rescind any material tax election, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy in respect of Taxes for any amount in excess of the amount reserved therefor and reflected in the most recent consolidated financial statements (or the notes thereto) of Aquarion included in the most recent Aquarion SEC Report, or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1998.

    (k) Rights Plan. Nothing in this Agreement shall be deemed to restrict the ability of Aquarion to amend, modify or waive any provision of the Rights Plan, or take any other action with respect to the Rights, in response to any Acquisition Proposal (as defined in Section 5.4); provided that any such amendment, modification, waiver or other action is in no way adverse to Parent and will not impede or delay consummation of the Merger or the other transactions contemplated hereby.

    (l) Contracts. Aquarion shall not, nor shall it permit any of its Subsidiaries, except in the ordinary course of business consistent with past practice (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract or waive, release or assign any material rights or claims under a Contract to which Aquarion or any of its Subsidiaries is a party or (ii) to enter into any new material Contracts.

    (m) Regulatory Matters. Except for filings in the ordinary course of business consistent with past practice that would not have a Material Adverse Effect on Aquarion, Aquarion shall inform Parent reasonably in advance of making a filing to implement any changes in any of its or its Subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to Parent a copy of each such filing or agreement. Aquarion shall, and shall cause its Subsidiaries to, make all such filings (A) only in the ordinary course of business consistent with past practice or (B) as required by a Governmental Entity.

    (n) Standstill Agreements. Neither Aquarion nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. Aquarion shall take all steps necessary to enforce, to the fullest extent permitted under applicable Law and Orders, the provisions of any such agreement.

    (o) Compromise; Settlement. Neither Aquarion nor any of its Subsidiaries shall settle or compromise any pending or threatened claims or arbitrations (other than any Claims or arbitrations relating to matters set forth in the Aquarion SEC Reports), other than settlements which involve solely the payment of money (without admission of liability) that would not result in an uninsured payment by or liability of Aquarion in excess of $300,000 in the aggregate above the reserves established therefor on the books of Aquarion as of the date hereof.

  4.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction (written notice of which will be given promptly to Aquarion) or to the extent that Aquarion shall otherwise consent in writing):

    (a) Financing. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any action which failure would, or that could reasonably be expected to, impair Parent's ability to have available sufficient funds to pay the Merger Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

    (b) Regulatory Approvals. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any action which failure would, reasonably be expected to impede or delay any Parent Required Consent or any Aquarion Required Consent or otherwise impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

  4.3 Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other, with respect to matters relevant to the Merger and (b) report (to the extent permitted by Law, Order or any applicable confidentiality agreement) on operational matters with respect to Aquarion and its Subsidiaries and technological matters and innovations with respect to Parent and its Subsidiaries, and Aquarion shall promptly advise Parent, orally and in writing, of any material change or event affecting its business or operations, including any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of material litigation. Aquarion shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this

Agreement and the Effective Time and shall (to the extent permitted by Law, Order or any applicable confidentiality agreement) deliver to Parent copies of all such reports, announcements and publications promptly after the same are filed. Except as otherwise required by Section 4.1(m) and subject to applicable Laws and Orders relating to the exchange of information, each of Aquarion and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. Aquarion will provide Parent with copies of Aquarion's proposed 2000 Capital Budget and 2000 Operating Budget promptly following management's completion thereof.

  4.4 Transition Planning; Continued Operations of Aquarion.

  (a) Aquarion and Parent shall each appoint four officers to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of Aquarion shall be Richard Schmidt, Janet Hansen, James McInerney and Larry Bingaman. The initial representatives of Parent shall be Kevin Bond, James Newman, Gillian Johnson and Paul Wynn.

  (b) Between the date of this Agreement and the Effective Time, Parent at its discretion may locate up to two of its representatives at the offices of Aquarion (it being understood that such representatives shall not interfere with the business and operations of Aquarion or its Subsidiaries and shall have no authority whatsoever with respect to the operation of the business of Aquarion or any of its subsidiaries). During such period Aquarion shall cause one or more of its designated representatives to consult as requested by Parent with such representatives of Parent and to discuss the general status of the business of Aquarion and its Subsidiaries consistent with Sections 4.4 and 5.2 hereof.

  (c) Between the date of this Agreement and the Effective Time, Aquarion at its discretion may locate up to two of its representatives at the offices of Parent for observation with respect to technological matters and innovations relevant to Aquarion's business (it being understood that such representatives shall not interfere with the business or operations of Parent or its subsidiaries, shall have no authority whatsoever with respect to the operations of the business of Parent or any of its subsidiaries and that Aquarion will hold any information obtained by such persons or any information provided to Aquarion pursuant to Section 4.3 in confidence to the extent required by, and in accordance with, the provisions of a mutually satisfactory confidentiality agreement).

  (d) Parent agrees that the Surviving Corporation will continue to operate Aquarion's offices and facilities in Bridgeport, Connecticut for the foreseeable future.

  4.5 Community Service Programs. The parties agree that the community service programs that are currently provided by Aquarion and its Subsidiaries serve a number of important goals. After the Effective Time, Parent intends to cause the Surviving Corporation to continue to support the community service programs which are supported by Aquarion and its Subsidiaries.

  4.6 Control of Aquarion's Business. Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct Aquarion's operations prior to the Effective Time. Prior to the Effective Time, Aquarion shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 Preparation of Proxy Statement; Aquarion Stockholders Meeting.

  (a) As promptly as practicable following the date hereof, Aquarion shall, in cooperation with Parent, prepare and file with the SEC preliminary proxy materials relating to the Aquarion Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the "Aquarion Proxy Statement"). The Aquarion Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and shall include a statement that the Board of Directors finds the Merger to be advisable, fair to and in the best interests of Aquarion. Each of Aquarion and Parent shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC. Aquarion shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Aquarion Proxy Statement to Parent and advise Parent of any oral comments with respect to the Aquarion Proxy Statement received from the SEC. Aquarion shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date following clearance of the Proxy Statement by the SEC and, subject to Section 5.4, shall include in the Proxy Statement the recommendation of the Board of Directors of Aquarion that the stockholders of Aquarion vote in favor of the adoption of the Merger Agreement.

  Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Aquarion Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of Aquarion Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Aquarion agrees that none of the information supplied or to be supplied by Aquarion for inclusion or incorporation by reference in the Aquarion Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of Aquarion Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to Aquarion and Aquarion Stockholders Meeting shall be deemed to have been supplied by Aquarion. Aquarion will provide Parent and its counsel with a reasonable opportunity to review and comment on the Aquarion Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Parent and its counsel with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent for inclusion in the Aquarion Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

  (b) Subject to Sections 5.4 and 7.1(f), Aquarion shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Aquarion Stockholders Meeting") for the purpose of obtaining the Required Aquarion Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required Aquarion Vote and the Board of Directors of Aquarion shall recommend adoption of this Agreement by the stockholders of Aquarion. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.4 and 7.1(f), Aquarion agrees that its obligations pursuant to the first sentence of this
Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Aquarion of any Acquisition Proposal (as defined in Section 5.4).

  5.2 Access to Information. Upon reasonable notice, Aquarion shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its facilities, operations, officers, employees, agents and accountants and its properties, books, contracts, commitments and records and, during such period, Aquarion shall (and shall cause its Subsidiaries to) furnish promptly to Parent (or in the case of the documents referred to in clause (a)(ii) below, make available to any representatives of Parent situated at Aquarion's facility in accordance with Section 4.4(b)) (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities Laws, as applicable; and (ii) each report, schedule, statement and other document filed with any other Governmental Entity (other than, in the case of clause (i) or (ii), documents which such party is not permitted to disclose under applicable Law or Orders), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Aquarion may restrict the foregoing access to the extent that (i) a Governmental Entity requires Aquarion or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws or Orders with respect to national security matters or (ii) any Law or Order of any Governmental Entity applicable to Aquarion requires Aquarion or its Subsidiaries to restrict access to any properties or information. Parent will hold any information provided under this Section 5.2 or Sections 4.3 or 4.4 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated March 19, 1999 between Aquarion and Parent (the "Confidentiality Agreement"). Any investigation by Parent shall not affect the representations and warranties of Aquarion.

  5.3 Reasonable Best Efforts.

  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and Orders to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

  (b) Each of Parent and Aquarion shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other applicable Law or Order, use its reasonable best efforts to (i) make all appropriate filings and submissions with any PUC, Health Agency or other Governmental Entity that may be necessary, proper or advisable under applicable Laws or Orders in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, PUCs, Health Agencies, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, PUCs, Health Agencies, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by PUCs, Health Agencies, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

  (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or Order, each of Parent and Aquarion shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this
Section 5.3.

  (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or Order or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or Order, each of Parent and Aquarion shall use its best reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law or Order so as to permit consummation of the transactions contemplated by this Agreement.

  5.4 Acquisition Proposals.

  (a) Aquarion shall, and shall instruct each of its Subsidiaries and Representatives (as defined below) to, immediately cease all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Aquarion shall not directly or indirectly, and it shall cause its Subsidiaries, officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants ("Representatives") retained by Aquarion or any of its Subsidiaries or affiliates, not to, directly or indirectly, through any Person, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any Person relating to any direct or indirect acquisition or purchase of Aquarion or any of its Subsidiaries, a merger, recapitalization, consolidation, business combination, sale of a significant portion of the assets of Aquarion and its Subsidiaries, taken as a whole, sale of 10% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving Aquarion or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such inquiry, proposal or offer (or improvement, restatement, amendment, renewal or reiteration thereof) (other than made by Parent or an affiliate thereof) being herein referred to as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal. Notwithstanding any other provision of this Agreement, the Board of Directors of Aquarion may, at any time prior to adoption of this Agreement by the stockholders of Aquarion, furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement (it being understood that Aquarion may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to Aquarion if it waives or similarly modifies the standstill provision in the Confidentiality Agreement; provided that in no circumstances shall any such standstill provision in any such further confidentiality agreement be more favorable with respect to the purchase of shares of Aquarion Common Stock)) to, or engage in discussions or negotiations with, any Person in response to a Superior Proposal (as defined in Section 8.11(i)) made by such Person if, and only to the extent that, prior to taking such action, (A) the Board of Directors of Aquarion consults in good faith with its independent legal counsel as to the advisability of furnishing information to, or engaging in discussions or negotiations with, such Person and (B) Aquarion provides reasonable advance notice to Parent to the effect that it is taking such action.

  (b) Except and only to the extent provided in paragraph (c) below, neither the Board of Directors of Aquarion nor any committee thereof shall (i) withdraw, modify or change, or propose to withdraw, modify or change, in any manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or
(iii) cause Aquarion to enter into any agreement (other than a confidentiality agreement entered into in accordance with Section 5.4(a)), letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal.

  (c) Notwithstanding any other provision of this Agreement, in response to a Superior Proposal and after consulting in good faith with its independent legal counsel as to the advisability of such action, Aquarion's Board of Directors shall be permitted (subject to this and the following sentences), at any time prior to the adoption of this Agreement by the stockholders of Aquarion, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Superior Proposal, but only in each case referred to in clauses (i) and (ii), after the fifth Business Day following Parent's receipt of written notice advising Parent that the Board of Directors of Aquarion has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and stating that it intends to take any action described in clause (i) or (ii) above. After providing such notice, Aquarion shall provide a reasonable opportunity to Parent within such five Business Day-period to make such adjustments in the terms and conditions of this Agreement as would enable Aquarion to proceed with its recommendation to the stockholders of Aquarion without taking any action described in clauses (i) or (ii) of the preceding sentence; provided that any such adjustments shall be at the discretion of Parent at such time.

  (d) Aquarion shall immediately advise Parent orally and in writing of any request for information or any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. Aquarion will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

  (e) Nothing contained in this Section 5.4 shall prohibit Aquarion or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the stockholders of Aquarion with regard to an Acquisition Proposal or (ii) prior to the adoption of this Agreement by the stockholders of Aquarion, from taking any action as contemplated by Section 7.1(f). Nothing in this Section 5.4 shall (x) permit Aquarion to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of Aquarion under this Agreement.

  5.5 Treatment of Aquarion Stock Options; Other Stock Plans; Employee Benefits Matters.

  (a) Options; Other Stock Plans. Aquarion and Parent shall take all requisite action, including, any and all required amendments to the Aquarion Stock Option Plans and the Directors' Deferred Compensation Plan or to any agreements entered into thereunder (in each case which amendments may be conditioned on the Closing occurring) (provided that, with respect to any required stockholder approval, or any required consent or agreement of another party to such agreements, of such amendments, such requisite action shall be limited to Aquarion's and Parent's respective reasonable best efforts to obtain such stockholder approval), to the extent necessary so that at the Closing (i) all Aquarion Stock Options that have been granted and that have not been exercised prior to the Closing Date shall be canceled as of the Closing Date and at the Closing Aquarion shall pay to each holder of Aquarion Stock Options a cash payment equal to the aggregate of the number of Aquarion Stock Options at each exercise price held as of immediately preceding the Closing multiplied by the excess of the Merger Consideration over the applicable exercise price (regardless of whether such Aquarion Stock Options are then vested or exercisable), less such amounts as Aquarion is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law or Order and (ii) all stock units under the Directors' Deferred Compensation Plan that remain outstanding as of immediately prior to the Closing shall be converted into the right to receive cash under the terms and conditions of each holder's deferred compensation account. Aquarion and Parent shall take all actions necessary to ensure that such payments or conversions into the right to receive cash extinguish all rights of participants under the Aquarion Stock Option Plans and the Directors' Deferred Compensation Plan to receive either shares of Aquarion Common Stock or Parent Ordinary Shares at or after the Effective Time.

  (b) Employee Benefits.

  (i) Obligations of Parent; Comparability of Benefits. Parent shall cause the Surviving Corporation to assume all employment and other related Agreements with respect to any current employee of Aquarion, which shall be performed in accordance with their terms. In addition, the obligations under each Aquarion Benefit Plan (as defined in Section 8.11(a)) as to which Aquarion or any of its Subsidiaries has any obligation with respect to any current or former employee (the "Aquarion Employees") shall become the obligations of Parent and the Surviving Corporation at the Effective Time, and for at least two years thereafter, Parent shall, or shall cause the Surviving Corporation to, provide benefits, in the aggregate, that are no less favorable than the benefits provided, in the aggregate, under such Aquarion Benefit Plans to Aquarion Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall require (A) the continuation of any particular Aquarion Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (B) Parent or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of Aquarion or the Surviving Corporation or Parent.

  (ii) Pre-Existing Limitations: Deductible: Service Credit. With respect to any Benefit Plans of Parent or any Subsidiary of Parent in which Aquarion Employees participate effective as of the Closing Date, Parent shall, or shall cause the Surviving Corporation to: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Aquarion Employees under any Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, (B) provide each Aquarion Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of Aquarion Employees with Aquarion for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any Benefit Plan of Parent or any Subsidiary of Parent in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Aquarion Benefit Plan immediately prior to the Closing Date.

  (iii) Change of Control. Aquarion and Parent agree that, for purposes of the Aquarion Benefit Plans, the approval or consummation of the transactions contemplated by this Agreement, as applicable, shall constitute a "Change in Control", as applicable under such Aquarion Benefit Plans.

  5.6 Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Aquarion or its Subsidiaries and (b) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Aquarion Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

  5.7 Directors' and Officers' Indemnification and Insurance.

  (a) After the Effective Time through the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of the Company and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified

Party is or was an officer, director or employee of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law or Order; provided that no Indemnified Party may settle any such claim without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from Parent or the Surviving Corporation within ten Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

  (b) The Surviving Corporation shall cause to be maintained in effect (i) in its certificate of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the certificate of incorporation and by-laws of Aquarion and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Aquarion (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Aquarion for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (c) Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective
Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

  (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 5.5 and this Section 5.7.

  5.8 Public Announcements. Aquarion and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

  5.9 Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, Aquarion will promptly supplement or amend the Aquarion Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Aquarion Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Aquarion which has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, Parent will promptly supplement or amend the Parent Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Parent or Merger Sub which has been rendered inaccurate thereby (including, for purposes of this Section
5.9 only, any representation or warranty set forth in Section 3.2(f) without regard to the words "As of the date hereof" therein). Each of Aquarion and Parent shall, within a reasonable period of time following any such supplement or amendment, negotiate in good faith with respect to the consequences of any such supplement or amendment. For purposes of determining the accuracy of the representations and warranties of Aquarion contained in this Agreement and the accuracy of the representations and warranties of Parent and Merger Sub contained in this Agreement in order to determine the fulfillment of the conditions set forth in Sections 6.2(a) and 6.3(a), the Parent Disclosure Schedule and the Aquarion Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Aquarion, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

    (a) Stockholder Approval. Aquarion shall have obtained the Required Aquarion Vote for the adoption of this Agreement by the stockholders of Aquarion.

    (b) No Injunctions or Restraints; Illegality. No federal, state, local or foreign, if any, Law shall have been adopted or promulgated, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (c) Governmental Approvals. All Parent Required Consents and the Aquarion Required Consents shall have been obtained prior to the Effective Time, and shall have become Final Orders. The Final Orders shall not, individually or in the aggregate, impose terms and conditions that (i) could reasonably be expected to result in a Material Adverse Effect on Aquarion or on Parent or
  (ii) materially impair the ability of the parties to complete the Merger or the other transactions contemplated hereby. "Final Order" for purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by any Law or Order before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Law or Order have been satisfied.

    (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

  6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, at or prior to the Closing of the following additional conditions:

    (a) Representations and Warranties. Each of the representations and warranties of Aquarion set forth in this Agreement shall be true and correct (other than any representation or warranty, or any portion of a representation or warranty, that is not qualified as to Material Adverse Effect, which representations and warranties shall be true and correct in all material respects), as if such representations or warranties were made as of the Effective Time, except (i) to the extent given as of a certain date and (ii) for changes specifically permitted by this Agreement, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of Aquarion to such effect.

    (b) Performance of Obligations of Aquarion. Aquarion shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of Aquarion to such effect.

  6.3 Additional Conditions to Obligations of Aquarion. The obligations of Aquarion to effect the Merger are subject to the satisfaction of, or waiver by Aquarion, at or prior to the Closing of the following additional conditions:

    (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (other than any representation or warranty, or any portion of a representation or warranty, that is not qualified as to Material Adverse Effect, which representations and warranties shall be true and correct in all material respects), as if such representations or warranties were made as of the Effective Time, except (i) to the extent given as of a certain date and (ii) for changes specifically permitted by this Agreement, and Aquarion shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

    (b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Aquarion shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Aquarion or Merger Sub:

    (a) By mutual written consent of Parent and Aquarion, by action of their respective Boards of Directors;

    (b) By either Aquarion or Parent, by written notice to the other party, if the Effective Time shall not have occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
  Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided further that if, on such first anniversary, (i) the condition set forth in Section 6.1(c) has not been satisfied or waived, (ii) all of the other conditions to the consummation of the Merger set forth in Article VI have been satisfied or waived or can readily be satisfied and (iii) any approvals required in order for the condition set forth in Section 6.1(c) to be satisfied that have not yet been obtained are being pursued diligently and in good faith, then the Termination Date shall, without any action by any of the parties, be extended to the earlier of (x) the date that is six months after the first anniversary of the date hereof and (y) the date that such approvals are no longer being pursued diligently and in good faith by any party necessary to the prosecution thereof;

    (c) By either Aquarion or Parent if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.3), in each case (i) and (ii) that is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

    (d) By either Aquarion or Parent if the approval by the stockholders of Aquarion required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Aquarion Vote upon the taking of such vote at a duly held meeting of stockholders of Aquarion, or at any adjournment thereof;

    (e) By Parent if the Board of Directors of Aquarion shall have taken or resolved to take any of the actions set forth in clauses (i) or (ii) of
  Section 5.4(b); or

    (f) By Aquarion at any time prior to adoption of this Agreement by the stockholders of Aquarion if the Board of Directors of Aquarion shall approve a Superior Proposal; provided, however, that Aquarion shall have complied with Section 5.4 and provided, further, that it shall be a condition to termination by Aquarion pursuant to this Section 7.1(f) that Aquarion shall have made the payment of the Termination Fee (as defined in Section 7.2(b)) to Parent required by Section 7.2(b).

  7.2 Effect of Termination.

  (a) In the event of termination of this Agreement by either Aquarion or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Aquarion or their respective officers or directors except with respect to the second sentence of Section 5.2, Section 5.6, this Section 7.2 and Article VIII; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and; provided, further, that if this Agreement is terminated by either Parent pursuant to Section 7.1(e) or by Aquarion pursuant to Section 7.1(f), Parent shall no longer be bound by the terms of Section 7 of the Confidentiality Agreement.

  (b) Parent and Aquarion agree that Aquarion shall pay to Parent the sum of $20 million (the "Termination Fee") solely as follows: (i) if (A) Aquarion or Parent shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of Aquarion's stockholders to adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to Aquarion or any of its Subsidiaries and (C) within 12 months following the termination of this Agreement, Aquarion enters into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, or (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(e), or (iii) if Aquarion shall terminate this Agreement pursuant to Section 7.1(f).

  (c) The Termination Fee required to be paid to Parent pursuant to Section 7.2(b)(iii) shall be made prior to, and shall be a pre-condition to the effectiveness of termination of, this Agreement by Aquarion pursuant to
Section 7.1(f). The Termination Fee required to be paid to Parent pursuant to
Section 7.2(b)(i) shall be made to Parent not later than five Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable. The Termination Fee required to be paid to Parent pursuant to Section 7.2(b)(ii) shall be made to Parent not later than five Business Days after such termination. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Aquarion and Merger Sub, but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

  8.2 Notices. All notices and other communications hereunder shall be in writing (including telecopy or other similar writing) and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if given by any other means, when received at the address specified in this Section 8.2, except, in each case, for a notice of a change of address, which shall be effective only upon receipt thereof. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (a) if to Parent or Merger Sub, to

      Yorkshire Water plc
      2 The Embankment
      Sovereign Street
      Leed LS1 4BG
      Fax: 011-44-113-242-9511
      Attention: Steven Webb
                 Group Company Secretary

      with a copy to

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022
      Fax: (212) 735-2000
      Attention: Margaret L. Wolff

    (b) if to Aquarion to

      Aquarion Company
      835 Main Street
      Bridgeport, Connecticut 06601-2353
      Fax: (203) 336-5639
      Attention: Richard K. Schmidt
                 President and Chief Executive Officer

      with a copy to

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017-3954
      Fax: (212) 455-2502
      Attention: Joel S. Hoffman

  8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The inclusion of any matter in the Aquarion Disclosure Schedule or the Parent Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the party delivering such disclosure schedule that such matter is material or would have a Material Adverse Effect.

  8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each party shall have received counterparts hereof signed by all other parties hereto, it being understood that the parties need not sign the same counterpart.

  8.5 Entire Agreement; Third Party Beneficiaries.

  (a) This Agreement together with the Aquarion Disclosure Schedule, the Parent Disclosure Schedule and exhibits hereto constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

  8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

  8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, Order or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

  8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law, Order or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Aquarion agrees that, at the request of Parent and Merger Sub at any time prior to adoption of this Agreement by the stockholders of Aquarion, Aquarion will take all actions required by the DGCL in order to effect, after all actions required by the DGCL are taken by Parent and Merger Sub, the substitution of another direct or indirect wholly owned Subsidiary of Parent for Merger Sub in this Agreement; provided that each of Parent and such substitute Subsidiary shall represent and warrant to Aquarion, on the date such substitution is to be effective, the representations and warranties set forth in Section 3.3; and provided, further, that no action shall be taken that would require Aquarion to amend or supplement the Aquarion Proxy Statement at any time after the Aquarion Proxy Statement has first been mailed to Aquarion's stockholders.

  8.9 Submission to Jurisdiction; Waivers. Each of Parent, Merger Sub and Aquarion irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, or in the United States Courts in or for the District of Delaware, in each case having subject matter jurisdiction, and each of Parent, Merger Sub and Aquarion hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. By the execution and delivery of this Agreement, Parent appoints The Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware 19801 (or at such other place within the State of Delaware as may be designated for such purpose), as its agent upon which process may be served in any such legal action or proceeding. Service of process upon such agent, together with notice of such service given to Parent in the manner specified in Section 8.2, shall be deemed in every respect effective service of process upon Parent in any legal action or proceeding. Nothing herein shall in any way be deemed to limit the ability of Aquarion to serve any writs, process or summons in any other manner permitted by applicable Law or Order or to obtain jurisdiction over Parent in such other jurisdictions and in such manner as may be permitted by applicable Law or Order. Each of Parent, Merger Sub and Aquarion hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law or Order, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. (S)2708 shall apply to this Agreement. Notwithstanding anything contained herein to the contrary, Aquarion understands and agrees that this Section 8.9 is not intended to and shall not be deemed to be a consent by Parent to jurisdiction for any purpose other than the limited purpose of enforcing this Agreement in accordance with its terms.

  8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law, Order or in equity.

  8.11 Definitions. As used in this Agreement:

    (a) "Benefit Plans" means, with respect to any Person, each employee or director benefit plan, program, arrangement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on Section 4.1(c) of the Aquarion Disclosure Schedule, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

    (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

    (c) "Business Day" means any day on which banks are not required or authorized to close in The City of New York.

    (d) "knowledge" when used with respect to any party means the knowledge of any senior executive officer of such party after reasonable inquiry.

    (e) "Material Adverse Effect" means, with respect to any Person, any change, circumstance or effect that would reasonably be expected to result in a materially adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating (i) to reductions in consumer demand or reductions in supply sources solely as a result of unusual climatic conditions in the watersheds or in the areas serviced by Aquarion or any of its Subsidiaries or (ii) to actions or omissions by either Parent or Aquarion, or any of their Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby.

    (f) "the other party" means, with respect to Aquarion, Parent and means, with respect to Parent, Aquarion.

    (g) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (h) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
  (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (i) "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that the Board of Directors of Aquarion concludes in good faith (after consultation with its financial advisors) would, if consummated, provide greater aggregate value to Aquarion's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith judgment of the Board of Directors of Aquarion (after consultation with its financial advisors), is reasonably capable of being financed by the Person making such Acquisition Proposal (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in
  Section 5.4 except that (x) the reference to "10% or more of the shares" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "sale of 50% or more of the shares" and (y) "Acquisition Proposal" shall only be deemed to refer to a transaction involving Aquarion, or with respect to assets (including the shares of any Subsidiary of Aquarion) of Aquarion and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

  8.12 Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of Aquarion and Parent under any other agreement between the parties shall not be affected by any provision of this Agreement.

                    ---------------------------------------

                          [Intentionally Left Blank]

  IN WITNESS WHEREOF, Parent, Aquarion and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                          Yorkshire Water plc

                                          By:/s/ Kevin Bond
                                             ----------------------------------
                                             Name: Kevin Bond
                                             Title: Chief Executive Officer

                                          Waterman Acquisition Corp.

                                          By:/s/ Kevin Bond
                                             ----------------------------------
                                             Name: Kevin Bond
                                             Title: President

                                          Aquarion Company


                                          By:/s/ Richard K. Schmidt
                                             ----------------------------------
                                             Name: Richard K. Schmidt
                                             Title: President/Chief Executive
                                             Officer